FOR IMMEDIATE RELEASE		August 3, 2018
Media Contact:	Alan Bunnell, (602) 250-3376
Analyst Contacts:	Stefanie Layton (602) 250-4541
Website:	pinnaclewest.com

PINNACLE WEST REPORTS 2018 SECOND-QUARTER RESULTS

•	Quarterly results in line with Company expectations

•	Operations and maintenance expenses increased versus a year ago due to higher planned fossil plant outages and other operating costs

•	Company maintains focus on deploying innovative technologies that benefit customers

PHOENIX - Pinnacle West Capital Corp. (NYSE: PNW) today reported consolidated net income attributable to common shareholders of $166.7 million, or $1.48 per diluted share of common stock, for the quarter ended June 30, 2018. This result compares with earnings of $167.4 million, or $1.49 per share, in the same 2017 period.

“Second-quarter results were in line with our expectations, and we remain well positioned to meet our financial commitments for the full year,” said Pinnacle West Chairman, President and Chief Executive Officer Don Brandt. “We will continue investing in and deploying advanced grid technologies, like battery storage and microgrids, to provide our customers with more clean energy options while maintaining reliability and managing costs.

“Our recent RFP to equip existing APS solar plants with battery storage, and our APS Solar Communities program, which offers rooftop solar to limited- and moderate-income customers, both underscore our ongoing commitment to Arizona.”

The 2018 second-quarter results comparison was adversely impacted by the following major factors:

•
Higher operations and maintenance expenses decreased earnings by $0.23 per share compared with the prior-year period. The increased costs were primarily due to higher planned outage and operating costs, including at the Four Corners Power Plant to install added emission controls; an increase in transmission, distribution and customer service costs at APS; and an increase in public outreach costs at the parent company level primarily associated with the Company’s position on the Steyer-funded ballot initiative.

•
Other operating expenses, including higher depreciation and amortization and increased taxes other than income taxes, reduced results by $0.19 per share compared with the prior-year period, largely because of higher property values, changes in rates and increased plant in service.

•
The effects of weather variations adversely impacted earnings by $0.08 per share compared to the year-ago period. Residential cooling degree-days (a measure of the effects of weather) were 10 percent less than in last year’s second quarter, which was marked by one of the hottest June’s on record, but still 4.7 percent higher than normal 10-year averages.

•
Retail electricity sales contributed to a decrease of $0.03 per share compared to a year ago, due in part to the impacts of energy efficiency and distributed generation. The sales decrease was partially offset by solid customer growth of 1.6 percent.

These factors were almost entirely offset by the following positive items:

•
The Company’s 2017 regulatory settlement, which included APS’s first retail base rate increase in five years, contributed $0.29 per share to quarterly results. The settlement became effective Aug. 19, 2017.

•
The effects of federal corporate tax cuts positively impacted results by $0.10 per share, driven by the timing difference between income tax expense and the passing of savings directly back to customers.

•
Higher transmission revenues and recovery of lost revenue resulting from customer energy efficiency and distributed generation programs (also known as lost fixed cost recovery) improved results $0.04 per share compared to 2017.

•	Adoption of new accounting guidance and higher market returns for pension and other post-retirement benefits positively impacted results by $0.03 per share.

•	The net effect of miscellaneous items increased earnings $0.06 per share.

Financial Outlook
For 2018, the Company continues to expect its consolidated earnings guidance will be in the range of $4.35 to $4.55 per diluted share, and expects to achieve a consolidated earned return on average common equity of more than 9.5 percent.

Key factors and assumptions underlying the 2018 outlook can be found in the second-quarter 2018 earnings presentation slides on the Company’s website at pinnaclewest.com/investors.

Conference Call and Webcast
Pinnacle West invites interested parties to listen to the live webcast of management’s conference call to discuss the Company’s 2018 second-quarter results, as well as recent developments, at noon ET (9 a.m. Arizona time) today, Aug. 3. The webcast can be accessed at pinnaclewest.com/presentations and will be available for replay on the website for 30 days. To access the live conference call by telephone, dial (877) 407-8035 or (201) 689-8035 for international callers. A replay of the call also will be available until 11:59 p.m. (ET), Friday, Aug. 10, 2018, by calling (877) 481-4010 in the U.S. and Canada or (919) 882-2331 internationally and entering conference ID number 33622.

General Information
Pinnacle West Capital Corp., an energy holding company based in Phoenix, has consolidated assets of about $17 billion, about 6,200 megawatts of generating capacity and 6,300 employees in Arizona and New Mexico. Through its principal subsidiary, Arizona Public Service, the Company provides retail electricity service to nearly 1.2 million Arizona homes and businesses. For more information about Pinnacle West, visit the Company’s website at pinnaclewest.com.

Dollar amounts in this news release are after income taxes. Earnings per share amounts are based on average diluted common shares outstanding. For more information on Pinnacle West’s operating statistics and earnings, please visit pinnaclewest.com/investors.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements based on our current expectations, including statements regarding our earnings guidance and financial outlook and goals. These forward-looking statements are often identified by words such as “estimate,” “predict,” “may,” “believe,” “plan,” “expect,” “require,” “intend,” “assume,” “project” and similar words. Because actual results may differ materially from expectations, we caution readers not to place undue reliance on these statements. A number of factors could cause future results to differ materially from historical results, or from outcomes currently expected or sought by Pinnacle West or APS. These factors include, but are not limited to:

•	our ability to manage capital expenditures and operations and maintenance costs while maintaining high reliability and customer service levels;

•
variations in demand for electricity, including those due to weather, seasonality, the general economy, customer and sales growth (or decline), and the effects of energy conservation measures and distributed generation;

•	power plant and transmission system performance and outages;

•	competition in retail and wholesale power markets;

•	regulatory and judicial decisions, developments and proceedings;

•
new legislation, ballot initiatives and regulation, including those relating to environmental requirements, regulatory policy, nuclear plant operations and potential deregulation of retail electric markets;

•	fuel and water supply availability;

•	our ability to achieve timely and adequate rate recovery of our costs, including returns on and of debt and equity capital investment;

•	our ability to meet renewable energy and energy efficiency mandates and recover related costs;

•	risks inherent in the operation of nuclear facilities, including spent fuel disposal uncertainty;

•	current and future economic conditions in Arizona, including in real estate markets;

•	the development of new technologies which may affect electric sales or delivery;

•	the cost of debt and equity capital and the ability to access capital markets when required;

•	environmental, economic and other concerns surrounding coal-fired generation, including regulation of greenhouse gas emissions;

•	volatile fuel and purchased power costs;

•	the investment performance of the assets of our nuclear decommissioning trust, pension, and other post-retirement benefit plans and the resulting impact on future funding requirements;

•	the liquidity of wholesale power markets and the use of derivative contracts in our business;

•	potential shortfalls in insurance coverage;

•	new accounting requirements or new interpretations of existing requirements;

•	generation, transmission and distribution facility and system conditions and operating costs;

•	the ability to meet the anticipated future need for additional generation and associated transmission facilities in our region;

•
the willingness or ability of our counterparties, power plant participants and power plant land owners to meet contractual or other obligations or extend the rights for continued power plant operations; and

•	restrictions on dividends or other provisions in our credit agreements and Arizona Corporation Commission orders.

These and other factors are discussed in Risk Factors described in Part 1, Item 1A of the Pinnacle West/APS Annual Report on Form 10-K for the fiscal year ended December 31, 2017, which readers should review carefully before placing any reliance on our financial statements or disclosures. Neither Pinnacle West nor APS assumes any obligation to update these statements, even if our internal estimates change, except as required by law.

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PINNACLE WEST CAPITAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(dollars and shares in thousands, except per share amounts)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	JUNE 30,		JUNE 30,
	2018	2017	2018	2017

Operating Revenues	$ 974,123	$ 944,587	$ 1,666,837	$ 1,622,315

Operating Expenses
Fuel and purchased power	257,087	254,611	454,197	467,006
Operations and maintenance	268,397	220,985	534,079	447,056
Depreciation and amortization	145,436	125,739	290,261	253,366
Taxes other than income taxes	53,607	44,289	107,207	88,125
Other expenses	7,434	1,706	7,597	2,094
Total	731,961	647,330	1,393,341	1,257,647

Operating Income	242,162	297,257	273,496	364,668

Other Income (Deductions)
Allowance for equity funds used during construction	13,073	10,456	27,152	19,938
Pension and other postretirement non-service credits - net	12,006	6,972	24,865	13,067
Other income	6,598	484	10,583	964
Other expense	(3,771)	(3,822)	(7,000)	(7,502)
Total	27,906	14,090	55,600	26,467

Interest Expense
Interest charges	60,708	54,969	119,662	106,833
Allowance for borrowed funds used during construction	(6,291)	(4,906)	(13,046)	(9,378)
Total	54,417	50,063	106,616	97,455

Income Before Income Taxes	215,651	261,284	222,480	293,680

Income Taxes	44,039	88,967	42,774	93,178

Net Income	171,612	172,317	179,706	200,502

Less: Net income attributable to noncontrolling interests	4,874	4,874	9,747	9,747

Net Income Attributable To Common Shareholders	$ 166,738	$ 167,443	$ 169,959	$ 190,755

Weighted-Average Common Shares Outstanding - Basic	112,115	111,797	112,067	111,763

Weighted-Average Common Shares Outstanding - Diluted	112,471	112,345	112,482	112,270

Earnings Per Weighted-Average Common Share Outstanding
Net income attributable to common shareholders - basic	$ 1.49	$ 1.50	$ 1.52	$ 1.71
Net income attributable to common shareholders - diluted	$ 1.48	$ 1.49	$ 1.51	$ 1.70